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Contact:	Abbe F. Goldstein, CFA	Carol Parker Trott
	Investor Relations	Media Relations
	(203) 964-3573	(441) 294-7290

XL Group Announces Preliminary Natural Catastrophe Loss Estimates of
$45 million Related to the Southern California Wildfires and
$20 million Related to Other Events

Provides Initial Assessment of the Impact of US Tax Reform

Hamilton, Bermuda - January 10, 2018 - XL Group Ltd (“XL” and together with its subsidiaries, the “Company”) (NYSE: XL) today announced preliminary estimates of natural catastrophe net losses of approximately $45 million related to the recent wildfires in Southern California and $20 million related to other events. The estimated losses are approximately evenly split between the Company’s Insurance and Reinsurance segments.

Total aggregate net loss estimates related to the fourth quarter 2017 catastrophes are $315 million, including the previously announced $250 million related to the October 2017 Northern California wildfires and other events. The total aggregate loss estimates are pre-tax and net of reinsurance, reinstatement and adjustment premiums and redeemable non-controlling interest.

The Company also reaffirmed its previously disclosed aggregate net losses related to the third quarter 2017 catastrophes. Since these events, XL has continued to pay claims and receive reported loss information from its clients and brokers. Ongoing assessment has resulted in approximately 6% of the third quarter 2017 aggregate net losses being reallocated from the Reinsurance Segment to the Insurance Segment.

As a result of the reduced US corporate income tax rate enacted as part of the Tax Cuts and Jobs Act of 2017 (”US Tax Reform”), XL expects to recognize a one-time tax charge in the fourth quarter of 2017 related to the revaluation of its net Deferred Tax Asset (“DTA”). This charge is estimated to be approximately $98 million based on the Company’s net US DTA as of September 30, 2017. The actual charge will depend on XL’s results for the fourth quarter 2017.  The charge will not affect XL’s Operating Net Income, a non-GAAP financial measure. Based on XL’s preliminary assessment, XL does not currently expect US Tax Reform to have a material impact going forward on its average global effective tax rate.

The Company’s preliminary loss estimates are based on its review of individual treaties and policies expected to be impacted, along with available client and industry data. These preliminary estimates involve the exercise of considerable judgment. Given that facts are still developing, as well as the complexities of the nature of the events, there is considerable uncertainty associated with the loss estimates for these events and such estimates are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

The Company’s preliminary assessment of the impact of US Tax Reform is based upon XL’s current interpretation thereof and remains subject to further clarifications of US Tax Reform that cannot be estimated at this time, including the issuance of any clarifying technical corrections, regulations and/or supplemental legislation, future interpretations by the Financial Accounting Standards Board (“FASB”), or changes to any of the foregoing, which could have implications to XL, as well as changes in assumptions made by the Company.  As a result, the actual impact on the Company, including but not limited to our DTA, may vary from this preliminary assessment.

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.

Forward Looking Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. XL’s actual losses may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause XL’s actual losses to differ materially from those in such forward-looking statements includes (a) changes in the size of the Company’s claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) the impact of tax reform on the Company’s business, investments and assets, including (i) changes to valuation of deferred tax assets and liabilities, (ii) that the costs associated with such tax reform may be greater than expected, (iii) the risk that technical corrections, regulations, and supplemental legislation and future interpretations or applications thereof or other changes may be issued in the future, including the rules affecting the valuation of deferred tax assets; (c) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to the relevant natural catastrophes due to the preliminary nature of reports and estimates of loss and damage to date; (d) the timely and full recoverability of under the relevant reinsurance protection, or other amounts due to us, or changes to our projections related to such recoverables; (e) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; and (f) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.